EXHIBIT 4.7






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EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), entered into and effective on October 1, 1993, by and between VECTOR ENVIRONMENTAL TECHNOLOGIES, INC., a Delaware corporation, with principal business offices at 1335 Greg Street, Suite 104, Sparks, Nevada 89431, ('VECTOR'), and AMYN DAHYA, residing at 4380 Juniper Trail, Reno, Nevada 89509 ("EMPLOYEE").

In consideration of the mutual covenants, conditions, and provisions herein contained, the parties hereby agree as follows:

Definition of Terms

                  Confidential Information and/or Trade Secrets. "Confidential Information and/or Trade Secrets" means all information, data, processes, methods, practices, techniques, plans, computer programs and related documentation, customer lists, price lists, supplier lists, marketing plans and all other compilations of information which relate, directly or indirectly, to the marketing and sales programs of VECTOR.

1.   Terms of Employment

         1.1 Employment and Capacity. VECTOR agrees to employ EMPLOYEE and EMPLOYEE agrees to accept employment with VECTOR in the capacity of President and Chief Executive Officer, upon the terms and conditions hereinafter set forth.

         1.2 Duties. Employee shall, during the term of employment hereunder, devote his best professional skills and efforts to the business and affairs of VECTOR, promote the affairs of VECTOR and develop its business. EMPLOYEE agrees to perform faithfully, industriously and to the best of his ability, experience and skills all of the services and/or duties as may, from time to time, be assigned to EMPLOYEE by VECTOR, its Board of Directors, or other duly authorized superiors. VECTOR may, as its discretion, provide EMPLOYEE with a detailed job description. The services and/or duties shall be performed at VECTOR's offices in Sparks, Nevada and/or at such other place(s) as the needs, business or opportunities of VECTOR may require from time to time.

         1.3 Compensation. As compensation for the services and/or duties performed by EMPLOYEE under this Agreement, VECTOR shall pay EMPLOYEE an annual salary of $150,000.00, payable in monthly installments on the last day of each month. Upon termination of this Agreement, payments hereunder shall cease on the date of termination; however, EMPLOYEE shall be entitled to payment for services and/or duties performed prior to the date of termination. Said salary shall be reviewed and increased annually at the discretion of the Board of Directors; however, in no event shall annual increases be less than 10% of the prior year's salary.

         1.4 Term. This Agreement shall commence on the date hereof and shall terminate as of the earlier of: (a) ten (10) years from the date hereof; (b) death of employee; (c) one hundred and eighty (180) days after written notice of termination is given by VECTOR to EMPLOYEE, subject to the provisions of Paragraph 1.7 hereof; or (d) thirty (30) days after written notice of termination is given by EMPLOYEE to VECTOR.

     1.5 Additional Compensation. In addition to the compensation set forth in Paragraph 1.3 above, EMPLOYEE shall be eligible to participate in cash bonuses, stock options or other forms of compensation as may, from time to time, be granted at the discretion of the Board of Directors. The Board of Directors shall not be required to pay any additional compensation to EMPLOYEE, and EMPLOYEE has no right to such compensation unless granted by the Board of Directors. Among




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         the many factors  which may be  considered by the Board of Directors in granting such compensation are exceptional personal contributions by the EMPLOYEE and overall performance of VECTOR.

         VECTOR may also grant EMPLOYEE stock options to purchase shares of VECTOR's stock on terms and conditions which may be established from time to time by the Board of Directors. There is no requirement for the Board of Directors to grant stock options to EMPLOYEE. The granting of such options shall be in the sole discretion of the Board of Directors and EMPLOYEE has no right to be granted such options.

         As additional compensation hereunder, EMPLOYEE is hereby granted options to purchase shares of VECTOR's Common Stock, pursuant to the following schedule:

          No. of Shares             Time of Vesting

                  250,000           Immediately upon execution of this Agreement
                  250,000           When gross sales of VECTOR reach $2,500,000
                  250,000           When gross sales of VECTOR reach $5,000,000
                  250,000           When gross sales of VECTOR reach $7,500,000


         The gross sales used as benchmarks for vesting of options may be attained by VECTOR at any time during the term of this Agreement and there shall be no time limit within which such gross sales must be attained.

         EMPLOYEE shall have five (5) years from the date of vesting of any option within which to exercise such option. The exercise price for all options shall be $1.00 per share. EMPLOYEE may exercise an option only by giving VECTOR written notice of intent to exercise, accompanied by payment for all options exercised. Options must be exercised, if at all, within 5 years from the date of vesting and VECTOR must receive written notification of exercise, together with payment, within said 5-year period.

         EMPLOYEE shall have the right to demand registration of any shares acquired through the exercise of the foregoing options one time each year until all shares exercised have been registered with the Securities Exchange Commission, pursuant to all applicable laws, rules and regulations. Said registration shall be at the sole expense of VECTOR and VECTOR shall commence registration within thirty (30) days after receipt of written demand from EMPLOYEE.

         1.6 Benefits. EMPLOYEE shall be eligible to participate fully in all benefits which may, at the discretion of the Board of Directors, be offered generally to the employees of VECTOR, including, but not limited to, sick leave, personal leave, medical insurance, life insurance, savings programs and retirement programs. VECTOR has no obligation to establish or offer such benefits, and EMPLOYEE has no right to any such benefits unless offered by VECTOR.

         EMPLOYEE shall be entitled to an annual vacation of six (6) weeks, with full salary. The timing of such vacation shall be coordinated with and must be approved in advance in writing by VECTOR. Vacation time shall not interfere with the business operations of VECTOR. Additional time may, at the discretion of VECTOR, be granted, with full salary and expenses, for attendance at meetings, conferences, seminars, etc., relating to EMPLOYEE's performance of VECTOR business and maintenance of professional credentials, as approved in writing by VECTOR.

         EMPLOYEE shall be entitled to reimbursement of all expenses incurred by him in the performance of his services and/or duties, subject to presentation of appropriate vouchers or receipts in accordance with policies established by VECTOR.






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         1.7  Termination.   EMPLOYEE  and  VECTOR  expressly  acknowledge  that
         EMPLOYEE is not an "at will" employee under the laws of the State of Nevada, and VECTOR shall have no right to terminate this Agreement at any time unless EMPLOYEE has engaged in criminal conduct, has been prosecuted for such conduct and any and all appeals and other legal proceedings have been fully concluded with respect to such conduct. Upon termination of EMPLOYEE, EMPLOYEE shall maintain his rights to receive maximum compensation and all other benefits to which he was entitled at any time during the term of this Agreement for a term of two (2) years from date of termination (as determined pursuant to Paragraph 1.4 (c) hereof), or until termination of this Agreement by expiration of its term (as provided in Paragraph 1.4(a) hereof), whichever first occurs.

2.   Trade Secrets and Confidential Information.

         2.1 Acknowledgment by EMPLOYEE. EMPLOYEE acknowledges that during the term of employment with VECTOR, EMPLOYEE may be given access to or become acquainted with the Confidential Information and/or Trade Secrets of VECTOR. EMPLOYEE expressly recognizes and acknowledges that VECTOR's Confidential Information and/or Trade Secrets, as they may exist from time to time, are valuable, special and unique proprietary assets of VECTOR's business and operations, access to and knowledge of which are essential to the performance of EMPLOYEE's services and/or duties hereunder.

         2.2 No Use or Disclosure. EMPLOYEE agrees not to use or disclose, directly or indirectly, and Confidential Information and/or Trade Secrets of VECTOR at any time or in any manner, to any person or business entity of whatsoever nature, except as required and expressly authorized in the course of employment with VECTOR. The obligations of this Paragraph are continuing and shall survive the termination of EMPLOYEE's employment with VECTOR for two (2) years, but only in the event that EMPLOYEE terminate this Agreement, as provided in Paragraph 1.4(d) hereof. The obligations of this Paragraph shall not survive the termination of this Agreement by VECTOR.

         2.3 Restriction on Documents and Equipment. All documents and equipment relating to Confidential Information and/or Trade Secrets of VECTOR, whether prepared or produced by EMPLOYEE or otherwise, coming into EMPLOYEE's possession, are the exclusive property of VECTOR, and must not be removed from the premises of VECTOR, except as required and authorized in the course of employment with VECTOR. All such documents and equipment must be kept safe from unauthorized access and returned to VECTOR immediately upon termination of employment with VECTOR.

         2.4 No Disclosure or Use from Others. EMPLOYEE agrees not to disclose to VECTOR any confidential information or trade secrets obtained from other entities, and not to bring confidential information and/or trade secrets of other entities onto VECTOR'S premises.

         2.5 Consideration for Covenants. EMPLOYEE expressly acknowledges and agrees that his employment hereunder, on the terms and conditions hereof, serve as full consideration for EMPLOYEE's covenants in this Paragraph 2.

         2.6 Enforceability of Covenants. It is the desire and intent of the parties hereto that the provisions of this Paragraph 2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Paragraph 2 shall be finally and fully adjudicated to be invalid or unenforceable, this Paragraph 2 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to





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         apply only with  respect to the  operation  of this  Paragraph 2 in the particular jurisdiction in which such adjudication is made.

         3.       Restrictions on EMPLOYEE


         3.1 Non-competition. While employed by VECTOR and for two (2) years afterward, EMPLOYEE
              ---------------
         agrees not to  interfere  with,  disrupt  or  attempt  to  disrupt  the relationship, contractual or otherwise, between VECTOR and any customer, client, supplier, consultant or employee of VECTOR. However, the provision of this Paragraph shall apply only in the event that EMPLOYEE terminates this agreement, as provided in Paragraph 1.4(d) hereof. The obligations of this Paragraph shall not survive the termination of this Agreement by VECTOR.

         3.2 Consideration for Covenants. EMPLOYEE expressly acknowledges and agrees that his employment hereunder, on the terms and conditions hereof, serve as full consideration for EMPLOYEE's covenants in this Paragraph 3.

                          3.3 Enforceability of Covenants. It is the desire and intent of the parties hereto that the provisions of this Paragraph 3 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Paragraph 3 shall be finally and fully adjudicated to be invalid or unenforceable, this Paragraph 3 shall be deemed amended to delete therefrom. The portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Paragraph 3 in the particular jurisdiction in which such adjudication is made


     3.4 Acknowledgment of Competitive Employment. VECTOR and EMPLOYEE acknowledge that the Diamond Rain technology employed by VECTOR in its business was developed by EMPLOYEE specifically for use by VECTOR. EMPLOYEE transferred the rights to the Diamond Rain technology to VECTOR in consideration for shares and royalty payments to be paid by VECTOR to EMPLOYEE. However, VECTOR and EMPLOYEE expressly agree and acknowledge that, notwithstanding any restrictions herein to the contrary, EMPLOYEE shall have the right to continue to develop water-related technology while employed by VECTOR and VECTOR shall have no right, title or interest of whatsoever nature in any other technologies developed by EMPLOYEE. Moreover, EMPLOYEE shall have the right to develop such technology at any time during the term of this Agreement and such activity shall not be deemed a usurpation of corporate opportunity or a breach of fiduciary duty to VECTOR.


                             EMPLOYEE and VECTOR expressly acknowledge that EMPLOYEE is currently engaged in the research and development of other water-related technologies which may compliment, enhance and/or compete with the Diamond Rain technology employed by VECTOR in its business and VECTOR shall have no right, title or interest in or to any such technologies.

4.            Insurance.

         EMPLOYEE agrees that VECTOR may, from time to time, apply for and take out, in VECTOR's own name and at VECTOR's own expense, life, health, accident or other insurance upon the EMPLOYEE in any sum or sums





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         that  VECTOR may deem to be  necessary  or  appropriate  to protect its interests. EMPLOYEE also agrees to aid VECTOR in procuring any and all such insurance by submitting to the usual and customary medical
         examinations  and  by  filling  out,   executing  and  delivering  such
         applications and other instruments, in writing, as may be reasonably required by any insurance company or companies to which any application or applications for insurance may be made by or for VECTOR. EMPLOYEE further agrees that neither EMPLOYEE nor his heirs or legal successors shall have any right, title or interest in or to any such insurance policies or related benefits.

        5.   Effective Date.

        Regardless of when executed, the parties expressly acknowledge and agree this Agreement is deemed to be effective on the date set forth in the first Paragraph of this Agreement.

        6.   Acknowledgment of Understanding.


                          EMPLOYEE acknowledges that EMPLOYEE has read and understands this Agreement; has had an opportunity to discuss it with an attorney; and has received a fully executed copy of it.


                 7.   Acceleration of Rights and Benefits.


                          In the event the management or control of VECTOR changes at any time during the term of this Agreement without the prior written consent of EMPLOYEE, all rights and benefits due and payable to EMPLOYEE under the terms of this Agreement shall immediately, upon written demand by EMPLOYEE become vested and due and payable within five (3) days after written demand is given by EMPLOYEE.


                 8.    General Provisions.


                 8.1 Successors and Assigns. This Agreement is intended to benefit and is binding on (i) the successors and assigns of VECTOR and (ii) the heirs and legal successors of EMPLOYEE.


                 8.2 Governing Law and Forum. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada. EMPLOYEE agrees that suit may be brought for breach of this Agreement only in the state court of the State of Nevada, and VECTOR shall be entitled to injunctive relief to prevent irreparable harm to VECTOR which may result from breach of this Agreement. Venue shall be exclusively in Washoe County, Nevada.

                8.3 Separate Enforcement of Provisions. If for any reason a part of this Agreement is unenforceable, the remainder of the Agreement shall be enforced to the extent possible






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         8.4 Entire  Document.  This Agreement  constitutes  the sole and entire agreement among the parties with respect to the subject matter hereof and replaces and supersede any and all prior understandings and Agreements between the parties, either oral or written, express or implied. This Agreement may be modified only by a writing signed by the parties.

     8.5 Notices. Any and all notices required or permitted hereunder shall be sent by U.S. Mail, postage prepaid, certified, return receipt requested, to the parties at the addresses set forth in the first Paragraph of this Agreement. Notices shall be deemed given on the date postmarked by the U.S. Postal Service.

     8.6 Assignment. VECTOR may assign this Agreement in connection with a merger or consolidation involving VECTOR or a sale of substantially all of its assets to the surviving corporation or purchaser, as the case may be, so long as such assignee assumes VECTOR's obligations hereunder. EMPLOYEE may not assign this Agreement under any circumstances.

           8.7 Waiver of Breach. A waiver by VECTOR or EMPLOYEE of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.


           IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.

By:  _______________________________                             _____________
     AMYN S. DAHYA, Employee                                     Date


         VECTOR ENVIRONMENTAL TECHNOLOGIES, INC., a Delaware corporation





                DENNIS E. WELLING, Controller           Date